EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement (Form S-4 No. 333-159252) of 2020 ChinaCap Acquirco, Inc. (a development stage company) (the “Company”) of our report dated March 23, 2009, relating to the financial statements of the Company as of December 31, 2008. Our report contains an emphasis of a matter paragraph regarding substantial doubt as to the ability of the Company to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/S/ CROWE HORWATH LLP

Sherman Oaks, California
July 17, 2009